As filed with the Securities and Exchange Commission on January 3, 2025

Registration No. 333-272748

Registration No. 333-200565

Registration No. 333-190049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-272748
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-200565
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-190049

Under
The Securities Act of 1933

PROFIRE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Nevada	20-0019425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 South 1250 West, Suite 1
Limdon, Utah 84042

(801) 796-5127

(Address of principal executive offices)

Profire Energy, Inc. 2023 Equity Incentive Plan

Profire Energy, Inc. 2014 Equity Incentive Plan

Profire Energy, Inc. 2010 Equity Incentive Plan

(Full title of plan)

Ryan W. Oviatt

Cameron M. Tidball

Co-Chief Executive Officers

321 South 1250 West, Suite 1

Lindon, Utah 84042

(Name and address of agent for service)

(801) 796-5127

(Telephone number, including area code, of agent for service)

Copies to:

Bruce F. Perce
Samuel P. Gardiner
 Mayer Brown LLP
201 South Main Street, Suite 1100
 Salt Lake City, Utah
Tel: (801) 907-2700
Fax: (801) 880-2221

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the Registration Statements on Form S-8, Registration File Numbers 333-272748, 333-200565, and 333-190049, respectively (the “Registration Statements”), originally filed by Profire Energy, Inc., a Nevada corporation (the “Registrant” or the “Company”), with the Securities and Exchange Commission on June 16, 2023, November 25, 2014, and July 19, 2013, respectively.

On January 3, 2025, CECO Environmental Corp., a Delaware corporation (“Parent”), completed its acquisition of the Company. Pursuant to the Agreement and Plan of Merger, dated as of October 28, 2024, by and among Parent, Combustion Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of post-effective amendments, any and all securities of the Company registered for sale under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernal, State of Utah, on January 3, 2025.

PROFIRE ENERGY, INC.

By:	/s/ Ryan W. Oviatt
Name:	Ryan W. Oviatt
Co-Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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